Exhibit d 2 (b) iv

 ECLIPSE FUNDS, ECLIPSE FUNDS INC., THE MAINSTAY FUNDS,
MAINSTAY FUNDS TRUST AND MAINSTAY VP SERIES FUND, INC.

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 20th day of November 2009, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Epoch Investment Partners, Inc., a Delaware corporation (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated June 29, 2009, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect a name change for the MainStay VP Developing Growth and MainStay VP Total Return Portfolios, each a series of the MainStay VP Series Fund, Inc.

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

*     *     *

Exhibit d 2 (b) iv - Amendment to SUBADVISORY AGREEMENT - EPOCH - 11-20-09

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Barry A. Schub
Name:	Barry A. Schub
Title:	Executive Vice President

EPOCH INVESTMENT PARTNERS, INC.

By:	/s/ Timothy Taussig
Name:	Timothy Taussig
Title:	Chief Operating Officer

SCHEDULE A
(Revised as of November 20, 2009)

As compensation for services provided by Subadvisor with respect to each of the following Series the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for services rendered hereunder, an annual subadvisory fee with respect to such Series equal to the following:

SERIES	ANNUAL RATE

MainStay Epoch Global Choice Fund	0.50% on all assets

MainStay Epoch Global Equity Yield Fund	0.35% on all assets

MainStay Epoch International Small Cap Fund	0.55% on all assets

MainStay Epoch U.S. All Cap Fund[2]	0.425% on assets up to $500 million; 0.4125% on assets from $500 million to $1 billion; and 0.40% on assets over $1 billion

MainStay Epoch U.S. Equity Fund	0.40% on all assets

MainStay Small Cap Growth Fund[1,2]	0.425% on assets up to $1 billion; and 0.40% on assets over $1 billion

MainStay U.S. Small Cap Fund[1,2] (formerly Small Company Value Fund)	0.425% on assets up to $1 billion; and 0.40% on assets over $1 billion

MainStay Income Builder Fund[2,3] (formerly Total Return Fund)	50% of the effective gross management fee

MainStay VP U.S. Small Cap Portfolio[2] (formerly Developing Growth Portfolio)	0.400% on assets up to $200 million; 0.375% on assets from $200 million to $500 million; 0.3625% on assets from $500 million to $1 billion; and 0.350% on assets over $1 billion

MainStay VP Income Builder Portfolio[2,4] (formerly Total Return Portfolio)	50% of the effective gross management fee

Exhibit d 2 (b) iv - Amendment to SUBADVISORY AGREEMENT - EPOCH - 11-20-09

The fee based upon the average daily net assets of the respective Series, unless otherwise noted, shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

Payment will be made to the Subadvisor on a monthly basis.

[1]
With respect to the MainStay Small Cap Growth Fund and MainStay U.S. Small Cap Fund, to the extent that the net management fee ratio for the Fund is less than the subadvisory fee ratio due to total net expense limitation reimbursements, the Subadvisor has agreed to receive an amount equal to the net management fees.

[2]
Effective three years after the date of this Agreement, the Subadvisor will equally share in any modifications to the management fee or management fee breakpoints for the Series that are implemented subsequent to the date of this Agreement.

[3]
Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for MainStay Income Builder Fund is 0.64% on assets up to $500 million; 0.60% on assets between $500 million and $1 billion; and 0.575% on assets over $1 billion.

[4]
Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets.  For reference, the management fee schedule for MainStay VP Income Builder Portfolio is 0.57% on assets up to $1 billion and 0.55% on assets over $1 billion.

Exhibit d 2 (b) iv - Amendment to SUBADVISORY AGREEMENT - EPOCH - 11-20-09